EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON

of One Wall Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business June 30, 2015, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar amounts in thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	7,835,000
Interest-bearing balances	115,236,000
Securities:
Held-to-maturity securities	42,679,000
Available-for-sale securities	76,620,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	0
Securities purchased under agreements to resell	14,211,000
Loans and lease financing receivables:
Loans and leases held for sale	264,000
Loans and leases, net of unearned income	35,026,000
LESS: Allowance for loan and lease losses	162,000
Loans and leases, net of unearned income and allowance	34,864,000
Trading assets	5,134,000
Premises and fixed assets (including capitalized leases)	1,065,000
Other real estate owned	5,000
Investments in unconsolidated subsidiaries and associated companies	533,000
Direct and indirect investments in real estate ventures	0
Intangible assets:
Goodwill	6,352,000
Other intangible assets	1,097,000
Other assets	14,309,000

Total assets	320,204,000

LIABILITIES
Deposits:
In domestic offices	155,532,000
Noninterest-bearing	106,199,000
Interest-bearing	49,333,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	122,363,000
Noninterest-bearing	7,932,000
Interest-bearing	114,431,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	68,000
Securities sold under agreements to repurchase	1,380,000
Trading liabilities	4,985,000
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	7,008,000
Not applicable
Not applicable
Subordinated notes and debentures	765,000
Other liabilities	6,825,000

Total liabilities	298,926,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	10,184,000
Retained earnings	11,326,000
Accumulated other comprehensive income	-1,717,000
Other equity capital components	0
Total bank equity capital	20,928,000
Noncontrolling (minority) interests in consolidated subsidiaries	350,000
Total equity capital	21,278,000

Total liabilities and equity capital	320,204,000

I, Thomas P. Gibbons, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Thomas P. Gibbons,
Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Gerald L. Hassell Catherine A. Rein Joseph J. Echevarria	Directors